EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:	Sheree Aronson
(714) 247-8290
sheree.aronson@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS

•	Quarterly Revenue Grew 13.5%
•	2003 Pro Forma Diluted EPS Rose 31% to $0.80
•	Company Raises 2004 Revenue Guidance

(SANTA ANA, CA), February 24, 2004 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the fourth quarter and full year of 2003.

Net revenue in the fourth quarter rose 13.5 percent over the same period last year to $167.0 million, reflecting solid sales gains in the company’s ophthalmic surgical and eye care businesses and favorable foreign currency exchange rates. On a pro forma basis, net income for the fourth quarter of 2003 was $10.4 million, or $0.34 per diluted share, compared to $9.5 million, or $0.33 per diluted share in the year-ago quarter.

For the full year, net revenue was $601.5 million, up 11.8 percent compared to 2002. Excluding the effect of currency, revenue grew 2.9 percent for both the fourth quarter and full year, compared to the same periods in 2002. Full-year 2003 pro forma net income was $24.0 million, or $0.80 per diluted share, compared to pro forma net income of $17.6 million, or $0.61 per diluted share, for 2002.

Reported net income for the fourth quarter was $9.7 million, or $0.32 per diluted share, compared to $8.8 million, or $0.30 per diluted share, in the year-ago quarter. Reported net income for 2003 was $10.4 million, or $0.35 per diluted share, compared to reported net income of $25.9 million, or $0.89 per diluted share, for 2002.

The company revised upward its 2004 revenue guidance to a range of $620 million to $630 million and reaffirmed its pro forma diluted earnings per share guidance of $0.98 to $1.00.

“AMO finished its first full year of independence by delivering to shareholders consistent revenue growth in both businesses and solid, double-digit pro forma earnings growth,” said James V. Mazzo, president and chief executive officer. “We achieved this financial performance while building a solid foundation for future sustained growth, including recapitalizing our balance sheet, solidifying our long-term manufacturing strategy and reprioritizing our R&D pipeline to

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AMO Announces Fourth Quarter 2003 Results – Page 2

speed new scientifically significant innovations to the marketplace. AMO has proven itself to be a focused, disciplined organization that can effectively execute against a plan and create value for shareholders.”

Ophthalmic Surgical

The company’s ophthalmic surgical revenue grew 14.9 percent in the fourth quarter to $86.5 million, compared to $75.3 million in the year-ago quarter. Excluding the effect of currency, ophthalmic surgical revenue grew 5.1 percent. For the full year, ophthalmic surgical revenue was $306.5 million, compared to $270.4 million in 2002, representing a 13.4 percent year-over-year increase. Excluding the effect of currency, full-year 2003 surgical revenues grew 4.8 percent.

In the fourth quarter, total intraocular lens revenue was $56.9 million, compared to revenue of $49.4 million in the fourth quarter of 2002, representing a 15.0 percent increase. This increase is primarily attributable to demand for the company’s proprietary OptiEdge® series, including the Sensar® acrylic and Clariflex® silicone intraocular lenses.

Also contributing to the company’s surgical revenue growth in the fourth quarter were increased equipment and surgical pack sales related to the Sovereign® franchise, which includes the Sovereign® and Sovereign® Compact™ systems with WhiteStar™ technology. This proprietary technology uses multi-pulsed ultrasound energy and sophisticated fluidics to emulsify the nucleus during cataract surgery.

Eye Care

AMO’s eye care business also achieved improved sales results in the quarter, with revenue of $80.5 million, up 12.0 percent compared to $71.8 million in 2002’s fourth quarter. Excluding the effect of currency, growth was 0.7 percent for the quarter. For the full year, eye care revenue rose to $294.9 million from $267.7 million, reflecting a 10.2 percent increase over 2002. Excluding the effect of currency, eye care revenue grew 0.9 percent in 2003.

In Europe and Japan, the company’s eye care products continued to hold leading market positions. In the United States, the company’s flagship branded product line, COMPLETE®, demonstrated strength during the quarter, continuing to grow faster than the market and leading competitors. The COMPLETE® branded product line sales grew 27.3 percent in the fourth quarter, compared to the same period of 2002.

Financial Highlights

The company reported gross profit of $102.9 million for the fourth quarter of 2003, up 12.1 percent from $91.9 million a year ago. For the year, the company reported gross profit of $373.6 million, up 12 percent from $333.7 million in 2002. This performance reflects primarily the continued success of its Sensar® and Clariflex® intraocular lenses and the Sovereign® phacoemulsification franchise, as well as growth in the COMPLETE® branded line of eye care solutions. In the fourth quarter, the gross margin was 61.6 percent, compared to 62.4 percent in the fourth quarter of 2002. The decline in gross margin in the fourth quarter was due primarily to costs associated with the ramp-up of the company’s eye care manufacturing facility in Madrid, Spain. For the year, the gross profit margin was 62.1 percent, compared to 62.0 percent in 2002.

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AMO Announces Fourth Quarter 2003 Results – Page 3

For the fourth quarter of 2003, reported SG&A expenses were $71.6 million, or 42.9 percent of sales, compared to $60.9 million, or 41.4 percent of sales, for the fourth quarter of 2002. Full-year reported SG&A expenses for 2003 were $276.7 million, or 46.0 percent of sales, compared to $236.0 million, or 43.9 percent of sales, for the same period in 2002. On a pro forma basis, full year 2003 SG&A expenses were $276.7 million, or 46.0 percent of sales, compared to $245.8 million, or 45.7 percent of sales, in 2002. The rise in SG&A reflects primarily the costs associated with running an independent public company, investments in the North American eye care sales effort and product launches in 2003.

Research and development expenses increased during the quarter to $10.4 million, or 6.2 percent of sales, from $8.5 million, or 5.8 percent of sales, in the same period one year ago. For 2003, research and development expenses were $37.4 million, or 6.2 percent of sales, up from $29.9 million, or 5.6 percent of sales, in 2002. The increased R&D expenditures reflect the company’s heightened focus on delivering sustainable, technology-based products that improve practitioner productivity and patient outcomes.

Reported non-operating expenses for the fourth quarter were $4.7 million, compared to $7.0 million for the same period last year. Pro forma non-operating expenses in the fourth quarter were $4.4 million, compared to $5.7 million in the fourth quarter of 2002. For 2003, reported and pro forma non-operating expenses were $42.3 million and $19.5 million, respectively, compared to $23.3 million and $25.5 million, respectively, in 2002.

The company’s effective tax rate for 2003 was 40.0 percent, and was impacted by the repatriation of cash from foreign jurisdictions related to its recapitalization. In 2004, the company expects its effective tax rate to be in the mid to high 30 percent range due to improved tax strategies.

Pro Forma Explanation & Guidance

The company provides its earnings results in two formats. The first format represents reported, or GAAP, results and the second format presents pro forma, or comparable, results. The pro forma results reflect the adjusted financial statements that include the incremental costs associated with operating an independent company, and exclude the non-recurring costs related to AMO’s spin-off from Allergan, Inc. in June 2002, the unrealized gain or loss on derivative instruments, and early debt extinguishment costs. In addition, the 2003 pro forma results exclude costs associated with the recapitalization and early retirement of debt because these costs were unique to the company’s recapitalization. A reconciliation of reported and pro forma earnings per share for 2003 is provided in the attachments to this press release and is available on the company’s Web site at www.amo-inc.com under the section entitled “Investors/Media.”

The company’s management uses pro forma results to measure and compare its regional and global performance absent the impact of foreign currency fluctuations on currency derivatives and debt extinguishment costs. Additionally, management believes this format is useful for investors to perform more meaningful comparisons of operating results.

AMO’s guidance for full-year 2004 earnings per share is provided on a pro forma basis. Earnings-per-share guidance excludes the effect of unrealized gains or losses on derivative instruments due to the unpredictability of foreign currency fluctuations. AMO does not provide a reconciliation of projected pro forma earnings per share to expected reported results due to the unknown effect and potential significance of foreign currency fluctuations on the fair value of its currency derivatives.

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AMO Announces Fourth Quarter 2003 Results – Page 4

Live Webcast & Audio Replay

Mr. Mazzo and Richard A. Meier, AMO’s executive vice president and chief financial officer, will host a live Web cast to discuss fourth-quarter results and future expectations today at 10:00 a.m. EST. To participate, visit the company’s Investors/Media site at www.amo-inc.com. Audio replay will be available at approximately 12:00 p.m. EST today and will continue through Tuesday, March 9 at 12 a.m. EST, at 800-642-1687 (Passcode 1375418#) or by visiting www.amo-inc.com.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands such as Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system with WhiteStar™ technology and the Amadeus™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the Company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, COMPLETE® Moisture PLUS™, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. OptiEdge is a trademark of Ocular Sciences, Inc.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,300 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and earnings guidance for 2004. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets, and the company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding AMO’s products’ future performance, the transition of manufacturing, repatriation of cash, reduced effective tax rate, and Mr. Mazzo’s statements, and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses, including but not limited to changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of eye care products; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

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AMO Announces Fourth Quarter 2003 Results – Page 5

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2002 Form 10-K and in AMO’s Form 10-Q for the quarter ended September 26, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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AMO Announces Fourth Quarter 2003 Results – Page 6

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended			Years Ended
(in thousands, except per share amounts)	December 31, 2003	December 31, 2002		December 31, 2003	December 31, 2002
Net sales:
Ophthalmic surgical	$86,526	$75,274		$306,508	$270,395
Eye care	80,463	71,836		294,945	267,692

	166,989	147,110		601,453	538,087

Cost of sales	64,049	55,245		227,811	204,338

Gross profit	102,940	91,865		373,642	333,749

Selling, general and administrative	71,588	60,853		276,695	235,977
Research and development	10,417	8,478		37,413	29,917

Operating income	20,935	22,534		59,534	67,855

Non-operating expense (income):
Interest expense	3,782	5,949		24,224	13,764
Unrealized loss on derivative instruments	305	1,267		246	3,199
Other, net	641	(231)		17,802	6,320

	4,728	6,985		42,272	23,283

Earnings before income taxes	16,207	15,549		17,262	44,572
Provision for income taxes	6,462	6,763		6,905	18,662

Net earnings	$9,745	$8,786		$10,357	$25,910

Net basic earnings per share	$0.33	$0.31		$0.36	$0.90

Net diluted earnings per share	$0.32	$0.30		$0.35	$0.89

Weighted average number of shares outstanding:
Basic	29,340	28,724	(a)	29,062	28,724	(a)
Diluted	30,734	29,169	(a)	29,644	28,971	(a)

(a)	Computed based on the 28,723,512 shares outstanding on June 29, 2002, the date of the spin-off, as the average number of shares for the period. Diluted shares outstanding includes the dilutive effect of approximately 445,000 and 247,000 shares for the three months and year ended December 31, 2002, respectively, resulting from AMO stock options granted in July 2002 and stock options converted from Allergan stock options as of June 29, 2002. The presentation of earnings per share for the year ended December 31, 2002 is for additional analysis purposes only as the Company’s earnings were part of Allergan’s earnings through the spin-off date.

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AMO Announces Fourth Quarter 2003 Results – Page 7

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(USD in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Geographic sales:
Americas	$47,207	$43,150	$178,387	$175,173
Europe/Africa/Middle East	60,614	52,175	212,096	173,879
Japan	45,019	40,003	164,113	145,135
Asia Pacific	14,149	11,782	46,857	43,900

	$166,989	$147,110	$601,453	$538,087

Product sales:
Ophthalmic surgical:
Intraocular lenses	$56,860	$49,424	$205,128	$181,598
Phacoemulsification products	20,005	16,655	65,428	61,057
Other	9,661	9,195	35,952	27,740

Total Ophthalmic surgical	86,526	75,274	306,508	270,395

Eye care:
Multi-purpose solutions	36,839	30,438	137,506	116,759
Hydrogen-peroxide solutions	26,675	26,349	93,734	97,672
Other	16,949	15,049	63,705	53,261

Total Eye care	80,463	71,836	294,945	267,692

	$166,989	$147,110	$601,453	$538,087

	Three Months Ended December 31,		% Growth	% Constant Currency	% Exchange Impact
	2003	2002
Net sales:
Ophthalmic surgical	$86,526	$75,274	14.9%	5.1%	9.8%
Eye care	80,463	71,836	12.0%	0.7%	11.3%

	$166,989	$147,110	13.5%	2.9%	10.6%

	Years Ended December 31,		% Growth	% Constant Currency	% Exchange Impact
	2003	2002
Net sales:
Ophthalmic surgical	$306,508	$270,395	13.4%	4.8%	8.6%
Eye care	294,945	267,692	10.2%	0.9%	9.3%

	$601,453	$538,087	11.8%	2.9%	8.9%

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AMO Announces Fourth Quarter 2003 Results – Page 8

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	Three Months Ended December 31, 2003				Three Months Ended December 31, 2002
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Net sales:
Ophthalmic surgical	$86,526	$—		$86,526	$75,274	$—		$75,274
Eye care	80,463			80,463	71,836			71,836

	166,989			166,989	147,110			147,110
Cost of sales	64,049			64,049	55,245			55,245

Gross profit	102,940			102,940	91,865			91,865
Selling, general and administrative	71,588			71,588	60,853			60,853
Research and development	10,417			10,417	8,478			8,478

Operating income	20,935			20,935	22,534			22,534

Non-operating expense (income):
Interest expense	3,782			3,782	5,949			5,949
Unrealized loss on derivative instruments	305	(305	)(2)	—	1,267	(1,267	)(2)	—
Other, net	641			641	(231)			(231)

	4,728	(305)		4,423	6,985	(1,267)		5,718

Earnings before income taxes	16,207	305		16,512	15,549	1,267		16,816
Provision for income taxes	6,462	(327	)(3)	6,135	6,763	552	(3)	7,315

Net earnings	$9,745	$632		$10,377	$8,786	$715		$9,501

Net basic earnings per share	$0.33			$0.35	$0.31			$0.33

Net diluted earnings per share	$0.32			$0.34	$0.30			$0.33

Weighted average number of shares outstanding:
Basic	29,340			29,340	28,724			28,724
Diluted	30,734			30,734	29,169			29,169

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude the unrealized loss on derivative instruments. See below for additional detail.
(2)	To exclude the unrealized loss on derivative instruments.
(3)	Related tax effect of adjustments above. The adjustment for 2003 includes the impact of the reduction in the estimated tax rate from 42% at September 26, 2003 to 40% at December 31, 2003.

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AMO Announces Fourth Quarter 2003 Results – Page 9

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	Year Ended December 31, 2003				Year Ended December 31, 2002
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Net sales:
Ophthalmic surgical	$306,508	$—		$306,508	$270,395	$—		$270,395
Eye care	294,945			294,945	267,692			267,692

	601,453			601,453	538,087			538,087

Cost of sales	227,811			227,811	204,338	842	(5)	205,180

Gross profit	373,642			373,642	333,749	(842)		332,907
Selling, general and administrative	276,695			276,695	235,977	9,778	(6)	245,755
Research and development	37,413			37,413	29,917	400	(7)	30,317

Operating income	59,534			59,534	67,855	(11,020)		56,835

Non-operating expense (income):
Interest expense	24,224	(5,752	)(3)	18,472	13,764	8,877	(8)	22,641

Unrealized loss on derivative instruments	246	(246	)(2)	—	3,199	(3,199	)(2)	—

Other, net	17,802	(16,754	)(4)	1,048	6,320	(3,450	)(9)	2,870

	42,272	(22,752)		19,520	23,283	2,228		25,511

Earnings before income taxes	17,262	22,752		40,014	44,572	(13,248)		31,324
Provision for income taxes	6,905	9,101	(10)	16,006	18,662	(4,964	)(10)	13,698

Net earnings	$10,357	$13,651		$24,008	$25,910	$(8,284)		$17,626

Net basic earnings per share	$0.36			$0.83	$0.90			$0.61

Net diluted earnings per share	$0.35			$0.80	$0.89			$0.61

Weighted average number of shares outstanding:
Basic	29,062			29,062	28,724			28,724
Diluted	29,644			30,140	28,971			28,971

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain non-recurring items, debt refinancing related items and the unrealized loss on derivative instruments and include pro forma adjustments to reflect the estimated incremental costs associated with being an independent public company. See below for additional detail.

(2)	To exclude the unrealized loss on derivative instruments.

Certain debt refinancing costs associated with the prepayment of the term loan in June 2003, the consummation of the $115.0 million “Modified Dutch Auction” tender offer in July 2003 and the repurchase of $15.0 million of notes in September 2003 were incurred and are excluded from pro forma amounts as follows:

(3)	Pro-rata write-off of debt issuance costs and original issue discount of $7,797 and recognition of a pro-rata portion of net realized gains on interest rate swaps of $2,045; and

(4)	The aggregate premium paid for tender offer and repurchase of notes of $19,429 and a foreign currency gain of $2,675 resulting from settlement of certain intercompany accounts and related transfer of cash utilized to repurchase notes and for prepayment of term loan.

(5)	To exclude the write-off of $2,558 for inventory deemed unusable due to the spin-off from Allergan and to include the estimated incremental costs of $3,400 for the six months ended June 28, 2002 resulting from the agreed to mark-up costs for certain products to be manufactured and supplied by Allergan.

(6)	To exclude duplicate operating expenses of $8,282 associated with the Company’s spin-off from Allergan and to include the estimated incremental costs of $18,060 associated with being an independent public company.

(7)	To include the estimated incremental costs associated with being an independent public company.

(8)	To reflect the increase in estimated interest expense for the six months ended June 28, 2002, including the amortization of the original issue discount, and the amortization of debt origination fees and expenses associated with the Company’s June 2002 issuance of senior subordinated notes and the Company’s credit facility entered into in June 2002.

(9)	To exclude early debt extinguishment costs associated with the June 2002 prepayment of debt in Japan with a portion of the proceeds from the senior subordinated notes and senior credit facility.

(10)	Related tax effect of adjustments above.

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AMO Announces Fourth Quarter 2003 Results – Page 10

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(USD in thousands)

	December 31, 2003	September 26, 2003
Cash and equivalents	$46,104	$35,209
Trade receivables, net	130,423	134,724
Inventories	41,596	44,292
Working capital, excluding cash	91,087	91,587
Long-term debt, aggregate principal amount	233,283	232,376

	Three Months Ended December 31, 2003	Year Ended December 31, 2003
Depreciation and amortization	$3,929	$15,547
Capital expenditures, excluding purchase of Spain manufacturing facility	8,558	20,250

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